Exhibit 3.1

WC-380054

Certificate of Incorporation

I, MELANIE E. RIVERS  Assistant Registrar of companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Act, that all requirements of the said Act in respect of registration were complied with by

SHUAA Partners Acquisition Corp I

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 24th day of August Two Thousand Twenty-One

Given under my hand and Seal at George Town in the Island of Grand Cayman this 24th day of August Two Thousand Twenty-One

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 463787516608
www.verify.gov.ky
25 August 2021